Exhibit 99.1

1299 Ocean Avenue, Suite 1000 Santa Monica, California 90401

FOR IMMEDIATE RELEASE

Stuart McElhinney, Vice President – Investor Relations 310.255.7751 smcelhinney@douglasemmett.com

Mr. Andy Cohen Elected as Director of Douglas Emmett

SANTA MONICA, California – April 10, 2026 – Douglas Emmett, Inc. (NYSE:DEI), a real estate investment trust (REIT), today announced that Mr. Andy Cohen has been elected to its Board of Directors.
Mr. Cohen is Global Co-Chair of Gensler, the world’s largest architecture, design and planning firm with 60 offices and 6,500 professionals across the Americas, Europe, Greater China, Asia Pacific and the Middle East. He has spent his entire 43-year career at Gensler, serving as Co-CEO from 2005 to 2024 before stepping into the Global Co-Chair role for Gensler as well as Co-Chair of its Board of Directors. Under Mr. Cohen’s leadership, Gensler tops the list of global architectural firms, generating over $2 billion in revenue and designing projects in over 100 countries in 2025. Mr. Cohen is a member of the Urban Land Institute’s (ULI) Urban Development and Mixed-Use Council, the Policy Advisory Board of the Fisher Center for Real Estate & Urban Economics at Berkeley’s Haas School of Business, the UCLA Luskin School of Public Affairs Board of Advisors, and the USC School of Architecture Board of Councilors, among others. A registered architect in 41 states and 3 Canadian provinces, Mr. Cohen is a Fellow of the American Institute of Architects and a graduate of the Pratt Institute.
About Douglas Emmett, Inc.
Douglas Emmett, Inc. (DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in the premier coastal submarkets of Los Angeles and Honolulu. Douglas Emmett focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities. For more information about Douglas Emmett, please visit our website at www.douglasemmett.com.

Safe Harbor Statement
Except for the historical facts, the statements in this press release regarding Douglas Emmett’s business activities are forward-looking statements based on the beliefs of, assumptions made by, and information currently available to us about known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences may be material. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.

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